FORM A

            MANAGEMENT COMMUNITY AGREEMENT


     THIS IS AN AGREEMENT between First Manistique
Corporation (the "Corporation"), whose principal offices are located at 130 South Cedar, Manistique, Michigan 49854, and Sherry Littlejohn (the
"Executive"), who resides at Route 1, Box 1930,
Glenwood Drive, Manistique, MI 49854 dated May 22,
1996.

                       RECITALS

     The Executive is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation
("Board"), the Corporation and its shareholders. The services of the Executive, his experience and knowledge of the affairs of the Corporation and his reputation and contacts in the industry are extremely valuable to the Corporation. The Corporation wishes t6lattract and retain such well-qualified executives, and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive notwithstanding any change in control of the Corporation. The Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of this Corporation and its shareholders. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

                       AGREEMENT

     1. Term of Agreement. "This Agreement will begin on the date entered above (the "Commencement
Date") and will continue in effect through the third anniversary of the Commencement Date. However, on the third anniversary of the Commencement Date, and on each third anniversary date thereafter, the term of this Agreement will be extended automatically for three (3) additional years unless, not later than six (6) months prior to such anniversary date, the Corporation gives written notice to the Executive that it has elected not to extend this Agreement. In addition, if a Change of Control occurs during the term of this Agreement, this Agreement will continue in effect for at least thirty-six (36) months beyond the end of the month in which any Change of Control occurs.

     2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

          (a)  Change of Control.  "Change of Control"
     means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Corporation shall be deemed to have, occurred if:

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               (i)  Any "person" (as such term is used
          in Sections 13(d) and 14(d) of the Exchange
          Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
          Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities; or

               (ii) At any time a majority of the Board of Directors of the Corporation is comprised of other than Continuing Directors (for purposes of this paragraph, the term
          Continuing Director means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement;
          or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then
          Continuing Directors); or

               (iii)     Any of the following occur:

                    (A)  Any merger or consolidation of
               the Corporation, other than a merger or
               consolidation in which the voting
               securities of the Corporation
               immediately prior to the merger or
               consolidation continue to represent
               (either by remaining outstanding or
               being converted into securities of the
               surviving entity) fifty-one percent
               (51%) or more of the combined voting
               power of the Corporation or surviving
               entity immediately after the merger or
               consolidation with another entity;

                    (B)  Any sale, exchange, lease,
               mortgage, pledge, transfer, or other
               disposition (in a single transaction or
               a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Corporation on a consolidated basis;

                    (C)  Any liquidation or dissolution
               of the Corporation;

                    (D)  Any reorganization, reverse
               stock split, or recapitalization of the
               Corporation which would result in a
               Change of Control; or

                    (E)  Any transaction or series of
               related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

          (b) Disability. "Disability" means that, as a result of Executive's incapacity due to physical or mental illness, the Executive shall have been found to be eligible for the receipt of benefits under the Corporation's long term disability plan.

          (c)  Cause.  "Cause" means (i) the willful
     commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage, to the Corporation or a Subsidiary or substantial injury to the business reputation of the Corporation or a Subsidiary;
     (ii) the commission by the Executive of an act of fraud in

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     the performance of such Executive's
     duties on behalf of the Corporation or a Subsidiary; (iii) the continuing willful failure of the Executive to perform the duties of such Executive to the Corporation or a Subsidiary
     (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Nominating and Salary Committee of the Board; or
     (iv) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment. For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation or a Subsidiary.

          (d)  Good Reason.  For purposes of this
     Agreement, "Good Reason" means the occurrence of any one or more of the following without the Executive's express written consent:

               (i)  The assignment to Executive of
          duties which are materially different from or inconsistent with the duties, responsibilities, and status of Executive's position at any time during the six (6) month period prior to the Change of Control of the Corporation, or which result in a significant reduction in Executive's authority and responsibility as a senior executive of the Corporation;

               (ii) A reduction by the Corporation in
          Executive's base salary or salary grade as of the day prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or reduction of Executive's most recent incentive bonus potential prior to the Change of Control under the Corporation's
          Management Bonus Plan, or any successor plan;

               (iii) The Corporation requiring
          Executive to be based at a location in excess of forty (40) miles from the location where
          Executive is currently based, or in the event of any relocation of the Executive with the Executive's express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss realized in the sale of the Executive's principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after tax basis;

               (iv) The failure of the Corporation to
          obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Paragraph 6 hereof;

               (v)  Any termination by the Corporation
          of Executive's employment that is not
          effected pursuant to a Notice of Termination;

               (vi) Any termination of Executive's
          employment, reduction in Executive's
          compensation or benefits, or adverse change in Executive's location or duties, if such termination, reduction or adverse change (aa) occurs within six (6) months before a Change of Control, (bb) is in contemplation of such Change in Control, and (cc) is taken to avoid the effect of this Agreement should such action occur after such Change in Control;

               (vii)     The failure of the Corporation
          to provide the Executive with substantially the same fringe benefits (including, without limitation, Benefit Restoration Plan, health care, insurance, stock options and paid vacations) that were provided to him immediately prior to the Change in Control, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole.

          The existence of Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute a waiver of Executive's rights with respect to any circumstance constituting Good Reason under this Agreement.

          (e)  Notice of Termination.  Notice of
     Termination" means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. The Executive shall not be entitled to give a Notice of Termination that the Executive is terminating employment for Good
     Reason more than six (6) months following the occurrence of the event alleged to constitute Good
     Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months Mowing the Change of Control.

          Any termination by the Corporation for Cause or due to Executive's Disability, or by Executive for Good Reason shall be communicated by Notice of Termination to the other party.

          (f)  Retirement.  "Retirement" means having
     reached normal retirement age as defined in the Corporation's noncontributory pension plan or taking early retirement in accordance with the terms of the Corporation's noncontributory pension plan.

          (g)  Subsidiary.  "Subsidiary," means a
     corporation with at least eighty percent (80%) of its outstanding capital stock owned by the Corporation.

     3. Eligibility for Severance Benefits. Subject to Paragraph 5, the Executive shall receive the Severance Benefits described in Paragraph 4 if the Executive's employment is terminated during the term of this Agreement, and

          (a)  The termination occurs within thirty-six
     (36) months after a Change of Control, unless the termination is (i) because of Executive's death or Disability, (ii) by the Corporation for Cause, or
     (iii) by the Executive other than for Good Reason; or

          (b)  The Corporation terminates the
     employment within six (6) months before a Change of Control, in contemplation of such Change of Control, and to avoid the effect of this Agreement should such action occur after such Change of Control.

     4. Severance Benefits. Subject to Paragraph 5, the Executive shall receive the following Severance
Benefits (in addition to accrued compensation and vested benefits) if eligible under Paragraph 3:

          (a)  A lump sum cash amount equal to
     Executive's annual base salary at the highest annual rate in effect during the twelve (12) month period immediately prior to the Change of Control or, if greater, at the rate in effect at the time
     Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required), multiplied by 3;

          (b)  One hundred percent (100%) of
     Executive's incentive bonus potential under the Corporation's Management Bonus Plan in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if greater, the average bonus paid to Executive over the preceding three (3) year period, multiplied by 3;

          (c)  For a three (3) year period after the
     date the employment is terminated, the Corporation will arrange to provide `to Executive at the Corporation's expense, with:

               (i)  Health care coverage equal to that
          in effect for Executive prior to the
          termination (or, if more favorable to
          Executive, that furnished generally to
          salaried employees of the Corporation),
          including, but not limited to, hospital, surgical, medical, dental, prescription and dependent coverages. Upon the expiration of the health care benefits required to be provided pursuant to this subparagraph 4(c), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget
          Reconciliation Act. Health care benefits otherwise receivable by Executive pursuant to this subparagraph 4(c) shall be reduced to the extent comparable benefits are actually received by Executive from a subsequent employer during the three (3) year period following the date the employment is terminated and any such benefits actually received by Executive shall be reported to the Corporation;

               (ii) Life and accidental death and
          dismemberment insurance coverage (including supplemental coverage purchase opportunity and double indemnity for accidental death) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect at the date the Change of Control occurs; and

               (iii)     Disability insurance coverage
          (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect immediately prior to the Change of Control;

          provided, however,
          that no income replacement benefits will be payable under such disability policy with regard to the three (3) year period following a termination of employment provided that the payments payable under subparagraphs 4(a) and
          (b) above have been made;

          (d)  The Executive will be entitled to
     receive retirement benefits as provided herein, so that the total retirement benefits the Executive receives from the Corporation will approximate the total retirement benefits the Executive would have received under all retirement plans (which shall not include severance plans) and other employment contracts of the Corporation in which the Executive participates were the Executive hilly vested under such retirement plans and entitled to all benefits payable under such other employment contracts and had the Executive continued in the employ of the Corporation for thirty-six (36) months following the date of his termination or until his retirement, if earlier (provided that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the Corporation). The benefits specified in this subparagraph will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to the Executive or his beneficiaries under this subparagraph shall equal the excess of
     (1) the benefits that would be paid to the Executive or his beneficiaries, under all retirement plans and other employment contracts of the Corporation in which the Executive participates if (A) the Executive were fully vested under such plans and entitled to all benefits payable under such other employment contracts; (B) the thirty-six (36) month period
     (or the period until his Retirement, if less) following the date of his termination were added to his credited service under such plans and contracts, (C) the terms of such plans were those most favorable to the Executive which were in effect at any time during the period commencing prior to the Change of Control and ending on the date of Notice of Termination (or on the date employment is terminated if no Notice of Termination is required), and (D) the Executive's highest average annual compensation as defined under such retirement plans and other employment contracts were calculated as if the Executive had been employed by the Corporation for a thirty-six
     (36) month period (or the period until his Retirement, if earlier) following the date of his termination and bad the Executive's compensation during such period been equal to the Executive's compensation used to calculate his benefit under subparagraphs 4(a) and 4(b); over (2) the benefits that are payable to the Executive or his beneficiaries under all retirement plans and other employment contracts of the Corporation in which the Executive participates. These Special
     Retirement Benefits are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code and shall be payable solely from the general assets of the Corporation. These
     Special Retirement Benefits shall be payable at the time and in the manner provided in the applicable retirement plans and other employment contracts to which they relate;

          (e)  The Corporation shall pay all fees for
     outplacement services for the Executive up to a maximum equal to fifteen percent (15%) of the Executive's base salary used to calculate his benefit under subparagraph 4(a) plus provide a travel expense account of up to $5000 to reimburse job search travel;

          (f)  In computing and determining Severance
     Benefits under subparagraphs 4(a), (b), (c), (d) and (e) above, a decrease in Executive's salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change of Control is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control; in such event, the salary , incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this subparagraph 4(f);

          (g)  Executive shall not be required to
     mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the date the employment is terminated, or otherwise, with the exception of a reduction in health insurance coverage as provided in subparagraph 4(c)(i).

     The payments provided in subparagraphs 4(a) and
(b) above shall be made not later than thirty (30) business days following the date the employment terminates.

     5.   Tax Gross-Up.  If any payments or other
benefit paid or provided under Paragraph 4 or the acceleration of stock option vesting or the payment or distribution of consideration in satisfaction of any share appreciation rights are subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, the Corporation shall pay to the Executive such additional compensation as is necessary
(after taking into account all Federal, state and local income taxes payable by the Executive as a result of the receipt of such compensation) to place the Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred. The
Corporation shall pay such additional compensation at the time when the Corporation withholds such excise tax from any payments to the Executive. The calculation of the tax gross-up shall be approved by the Corporation's independent certified public accounting firm engaged by the Corporation immediately prior to the Change in Control.

     6.   Successors; Binding Agreements.  This
Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
Executive's rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive's death or, if there is no such beneficiary, to Executive's estate. The Corporation win require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.
Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle

Executive to compensation from the
Corporation in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated the employment for Good Reason following a Change of Control.

     7. Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

     8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

     9.   Miscellaneous.  No provision of this
Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of the Corporation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan.

     10. Employment Rights. This Agreement shall not confer upon Executive any right to continue in the employ of the Corporation or its subsidiaries and shall not in any way affect the right of the Corporation or its subsidiaries to dismiss or otherwise terminate
Executive's employment at any time with or without cause.

     11.  No Vested Interest.  Neither Executive nor
Executive's beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of the Corporation or its subsidiaries or affiliates.

     12. Prior Agreements. This Agreement contains the understanding between the parties hereto with respect to Severance Benefits in connection with a Change of Control of the Corporation and supersedes any such prior agreement between the Corporation (or any predecessor of the Corporation) and Executive. If there is any discrepancy or conflict between this Agreement and any plan, policy, or program of the Corporation regarding any term or condition of Severance Benefits in connection with a Change of Control of the Corporation, the language of this Agreement shall govern.

     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     15. Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this paragraph.
Except as provided otherwise in this paragraph, arbitration pursuant to this paragraph shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator.
Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial
Arbitration. The arbitration panel shall hold a hearing in Schoolcraft County, Michigan, within ninety
(90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Executive shall be entitled to seek specific controversy arising under or in connection with this Agreement. The Corporation will reimburse
Executive for all reasonable attorney fees incurred by Executive as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration);
(i) which is initiated by Executive if the Corporation is found in such proceeding to have violated this Agreement substantially as alleged by Executive; or
(ii) which is initiated by the Corporation, unless
Executive is found in such proceeding to have violated this Agreement substantially as alleged by the Corporation.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                              FIRST MANISTIQUE CORPORATION:


                              By: /s/ John Lindroth
                                 ---------------------------------------
                                 John Lindroth, Chairman of the
                                 Compensation Committee


                              EXECUTIVE:


                              /s/ Sherry Littlejohn
                              -------------------------------------------
                              Sherry Littlejohn, Executive Vice President